Exhibit 10.12

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated for reference purposes as of April 25, 2018, and is made by and between Gigamon Inc., a Delaware corporation (“Sublessor”), and Couchbase, Inc., a Delaware corporation (“Sublessee”). Sublessor and Sublessee hereby agree as follows:

1. Recitals: This Sublease is made with reference to the fact that American National Insurance Company, as landlord (“Master Lessor”), and Sublessor, as tenant, entered into that certain Standard Industrial/Commercial Single-Tenant Lease, dated as of December 6, 2016 (the “Master Lease”), with respect to premises consisting of approximately 45,896 square feet of space, located at 3250 Olcott Street, Santa Clara, CA (the “Premises”). A copy of the Master Lease is attached hereto as Exhibit A.

2. Premises: Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, all of the Premises (also referred to herein as the “Subleased Premises”). Except to the extent that the square footage of the Premises is adjusted by Master Lessor, to the extent permitted under the Master Lease, the square footage of the Subleased Premises shall be as set forth in this paragraph, notwithstanding any remeasurement.

3. Term:

A. Term. The term (the “Term”) of this Sublease shall be for the period commencing on the later of (i) July 1, 2018, (ii) the date that Sublessor tenders possession of the Subleased Premises to Sublessee and (iii) the date that Sublessor obtains Master Lessor’s consent to this Sublease (the “Commencement Date”) and ending on March 31, 2025 (the “Expiration Date”), unless this Sublease is sooner terminated pursuant to its terms or the Master Lease is sooner terminated pursuant to its terms. Notwithstanding the foregoing, if Sublessee conducts business from the Subleased Premises at any time prior to the Commencement Date, then Sublessee shall be obligated to pay Rent hereunder from and after such date, but the Expiration Date shall remain unchanged.

B. Early Access. From and after the date that Master Lessor consents to the Sublease, Sublessor shall permit Sublessee to enter the Subleased Premises for the purpose of preparing the Subleased Premises for occupancy and not for the purpose of conducting business therein, provided (i) Master Lessor’s consent to this Sublease has been received, (ii) Sublessee has delivered to Sublessor the Security Deposit and first month’s Base Rent as required under Paragraph 4 and (iii) Sublessee has delivered to Sublessor evidence of all insurance required under this Sublease. Such occupancy shall be subject to all of the provisions of this Sublease, except for the obligation to pay Base Rent and shall not advance the Expiration Date of this Sublease.

4. Rent:

A. Base Rent. Sublessee shall pay to Sublessor as base rent for the Subleased Premises for each month during the Term the following amounts per month (“Base Rent”):

Months	Base Rent
Commencement Date—6/30/2019*	$151,456.80
7/1/2019 - 6/30/2020	$156,000.50
7/1/2020 - 6/30/2021	$160,680.52
7/1/2021 - 6/30/2022	$165,500.93
7/1/2022 - 6/30/2023	$170,465.96
7/1/2023 - 6/30/2024	$175,579.94
7/1/2024 - 3/30/2025	$180,847.34

* Provided that Sublessee is not in default under this Sublease, Base Rent and any amounts payable with respect to Real Property Taxes (as defined in Paragraph 4.B below) and insurance costs pursuant to Paragraph 4.B below for the first (1st) through the fourth (4th) months of the Term shall be abated.

Base Rent and Additional Rent, as defined in Paragraph 4.B below, shall be paid on or before the first (1st) day of each month. Base Rent and Additional Rent for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment based on a thirty (30) day month. If an increase in Base Rent becomes effective on a date other than the first day of a calendar month, the Base Rent for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which the rate is in effect. Base Rent and Additional Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America. Base Rent and Additional Rent shall be paid directly to Sublessor at 3300 Olcott Street, Santa Clara, CA, Attention: Accounting, or such other address as may be designated in writing by Sublessor.

B. Additional Rent. All monies other than Base Rent required to he paid by Sublessor under the Master Lease, including, without limitation, any amounts payable by Sublessor to Master Lessor as “Real Property Taxes” (as defined in Section 10 of the Master Lease) and all insurance costs pursuant to Section 8 of the Master Lease, shall be paid by Sublessee hereunder as and when such amounts are due under the Master Lease, as incorporated herein, subject to the terms of this Paragraph 4.B. All such amounts shall be deemed additional rent (“Additional Rent”). Base Rent and Additional Rent hereinafter collectively shall be referred to as “Rent”. Sublessee and Sublessor agree, as a material part of the consideration given by Sublessee to Sublessor for this Sublease, that Sublessee shall pay all costs, expenses, taxes, insurance, maintenance and other charges of every kind and nature arising in connection with this Sublease, the Master Lease or the Subleased Premises, such that Sublessor shall receive, as a net consideration for this Sublease, the Base Rent payable under Paragraph 4.A hereof; provided, however, that notwithstanding anything to the contrary set forth in this Sublease, Sublessor shall be solely responsible for paying to Master Lessor and all Additional Rent imposed by Master Lessor under the Master Lease to the extent due to any breach of the Master Lease committed or caused by Sublessor and not caused by a breach of Sublessee’s obligations under this Sublease. Sublessor shall promptly deliver to Sublessee copies of all invoices, statements, written demands and other written notices for Additional Rent that are given to Sublessor by Master Lessor and are related to the Subleased Premises and the Sublease Term.

C. Payment of First Month’s Rent. Upon execution hereof by Sublessee, Sublessee shall pay to Sublessor the sum of One Hundred Fifty-One Thousand Four Hundred Fifty-Six and 80/100 Dollars ($151,456.80), which shall constitute Base Rent for the fifth month of the Term.

5. Security Deposit: Upon execution hereof by Sublessee, Sublessee shall deposit with Sublessor the sum of Five Hundred Forty-Two Thousand Five Hundred Forty-Two and 02/100 Dollars ($542,542.02) (the “Security Deposit”), in cash, as security for the performance by Sublessee of the terms and conditions of this Sublease. If Sublessee fails to pay Rent or other charges due hereunder or otherwise defaults with respect to any provision of this Sublease, then Sublessor may draw upon, use, apply or retain all or any portion of the Security Deposit for the payment of any Rent or other charge in default, for the payment of any other sum which Sublessor has become obligated to pay by reason of Sublessee’s default, or to compensate Sublessor for any loss or damage which Sublessor has suffered thereby, including future rent damages under California Civil Code Section 1951.2, without prejudice to any other remedy provided herein or by law. Sublessee hereby waives the provisions of any law, now or hereafter in force, including, without limitation, California Civil Code Section 1951.7, that provides that Sublessor may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Sublessee, or to clean the Subleased Premises, it being agreed that Sublessor, in addition, may claim those sums reasonably necessary to compensate Sublessor for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Sublessee, including future rent damages following the termination of this Sublease. If Sublessor so uses or applies all or any portion of the Security Deposit, then Sublessee, within ten (10) days after demand therefor, shall deposit cash with Sublessor in the amount required to restore the Security Deposit to the full amount stated above. Notwithstanding the foregoing, provided that Sublessee is not then in default and has not previously been in default of this Sublease, then, at Sublessee’s written request, the amount of the Security Deposit shall be reduced by the amount of $180,847.34 on each of the second (2nd) and fourth (4th) anniversaries of the Commencement Date. Upon the expiration of this Sublease, if Sublessee is not in default beyond any applicable notice and cure periods, Sublessor shall return to Sublessee so much of the Security Deposit as has not been applied or reduced by Sublessor pursuant to this paragraph, or which is not otherwise required to cure Sublessee’s defaults.

In lieu of the cash Security Deposit, Sublessee shall have the right to deposit with Sublessor, as security for the performance by Sublessee of its obligations under this Sublease, an irrevocable and unconditional letter of credit (the “Letter of Credit”) governed by the Uniform Customs and Practice for Documentary Credits (1993 revisions), International Chamber of Commerce Publication No. 500, as revised from time to time, in an amount equal to Five Hundred Forty-Two Thousand Five Hundred Forty-Two and 02/100 Dollars ($542,542.02), issued to Sublessor, as beneficiary, in form and substance satisfactory to Sublessor, by a bank reasonably approved by Sublessor qualified to transact banking business in California. The full amount of the Letter of Credit shall be available to Sublessor upon presentation of Sublessor’s sight draft accompanied only by the Letter of Credit and Sublessor’s signed statement that Sublessor is entitled to draw on the Letter of Credit pursuant to this Sublease. Sublessor may draw upon the Letter of Credit and apply all or any part of the proceeds thereof for the payment of any rent or other sum in default, the repair of any damage to the Premises caused by Sublessee or the payment of any other amount which Sublessor may spend or become obligated to spend by reason of Sublessee’s default or to compensate Sublessor for any other loss or damage which Sublessor may suffer by reason of Sublessees default to the full extent permitted by law. Sublessee hereby waives any restriction on the use or application of the proceeds of the Letter of Credit by Sublessor as set forth in California Civil Code Section 1950.7. The Letter of Credit shall expressly state that the Letter of Credit and the right to draw thereunder may be transferred or assigned by Sublessor to any successor or assignee of Sublessor under this Sublease. Sublessee shall pay any fees related to the issuance or amendment of the Letter of Credit, including, without limitation, any transfer fees. To the extent Sublessor draws upon all or any portion of the Letter of Credit, Sublessee shall within five (5) days after written demand from Sublessor restore the Letter of Credit to its full amount. The Letter of Credit shall provide that it will be automatically renewed until sixty (60) days after the Expiration Date unless the issuer provides Sublessor with written notice of non-renewal at the notice address herein at least sixty (60) days prior to the expiration thereof. If, not later than thirty (30) days prior to the expiration of the Letter of Credit, Sublessee fails to furnish Sublessor with a replacement Letter of Credit pursuant to the terms and conditions of this section, then Sublessor shall have the right to draw the full amount of the Letter of Credit, by sight draft, and shall hold the proceeds of the Letter of Credit as a cash security deposit. Sublessor shall be entitled to draw upon the full amount of the Letter of Credit upon any default by Sublessee under this Sublease and shall hold any proceeds of the Letter of Credit that are not applied as set forth above as a cash security deposit.

6. Holdover: The parties hereby acknowledge that the expiration date of the Master Lease is March 31, 2025 and that it is therefore critical that Sublessee surrender the Subleased Premises to Sublessor no later than the Expiration Date in accordance with the terms of this Sublease. In the event that Sublessee does not surrender the Subleased Premises by the Expiration Date in accordance with the terms of this Sublease, Sublessee shall indemnify, defend, protect and hold harmless Sublessor from and against all loss and liability resulting from Sublessee’s delay in surrendering the Subleased Premises and pay Sublessor holdover rent as provided in Section 26 of the Master Lease.

7. Repairs: The parties acknowledge and agree that Sublessee is subleasing the Subleased Premises on an “as is” basis, and that Sublessor has made no representations or warranties with respect to the condition of the Subleased Premises. Sublessor shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law. Master Lessor shall be solely responsible for performance of any repairs required to be performed by Master Lessor under the terms of the Master Lease. Notwithstanding the foregoing, prior to the Commencement Date, Sublessor shall remove Sublessor’s signs from the interior and exterior of the Building (including, without limitation, the Exterior Building signage, as defined in the Master Lease), all at Sublessor’s sole cost and expense.

8. Indemnity: Except to the extent caused by the negligence or willful misconduct of Sublessor, its agents, employees, contractors or invitees, Sublessee shall indemnify, defend with counsel reasonably acceptable to Sublessor, protect and hold Sublessor harmless from and against any and all losses, claims, liabilities, damages, costs and expenses (including reasonable attorneys’ and experts’ fees), caused by or arising in connection with: (i) the use or occupancy of the Subleased Premises by Sublessee; (ii) the negligence or willful misconduct of Sublessee or its employees, contractors, agents or invitees; or (iii) a breach of Sublessee’s obligations under this Sublease or the provisions of the Master Lease assumed by Sublessee hereunder. Sublessee’s indemnification of Sublessor shall survive termination of this Sublease.

9. Right to Cure Defaults: If Sublessee fails to pay any sum of money under this Sublease, or fails to perform any other act on its part to be performed hereunder, then Sublessor may, but shall not be obligated to, after passage of any applicable notice and cure periods, make such payment or perform such act. All such sums paid, and all reasonable costs and expenses of performing any such act, shall be deemed Additional Rent payable by Sublessee to Sublessor upon demand, together with interest thereon at the interest rate set forth in Section 13.5 of the Master Lease (the “Interest Rate”) from the date of the expenditure until repaid.

10. Assignment and Subletting: Subject to the provisions of this Paragraph 10 and Section 12 of the Master Lease, Sublessee may not assign this Sublease, sublet the Subleased Premises, transfer any interest of Sublessee therein or permit any use of the Subleased Premises by another party (collectively, “Transfer”), without the prior written consent of Sublessor and Master Lessor. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. Any Transfer without such consent shall be void and, at the option of Sublessor, shall terminate this Sublease. Sublessor’s waiver or consent to any assignment or subletting shall be ineffective unless set forth in writing, and Sublessee shall not be relieved from any of its obligations under this Sublease unless the consent expressly so provides. Any Transfer shall be subject to the terms of Section 26 of the Master Lease.

11. Use:

A. Sublessee may use the Subleased Premises only for general office and administrative purposes approved by the City of Santa Clara, California. Sublessee shall not use, store, transport or dispose of any hazardous material in or about the Subleased Premises, except as permitted by the Master Lease. Without limiting the generality of the foregoing, Sublessee, at its sole cost, shall comply with all laws relating to hazardous materials. If hazardous materials are discovered on or under the Subleased Premises, then Sublessee, at its sole expense, shall promptly take all action necessary to return the Subleased Premises to the condition existing prior to the appearance of the hazardous material. Sublessee shall indemnify, defend with counsel reasonably acceptable to Sublessor and hold Sublessor harmless from and against all claims, actions, suits, proceedings, judgements, losses, costs, personal injuries, damages, liabilities, deficiencies, fines, penalties, damages, attorneys’ fees, consultants’ fees, investigations, detoxifications, remediations, removals, and expenses of every type and nature, to the extent caused by the release, disposal, discharge or emission of hazardous materials on or about the Subleased Premises during the Term of this Sublease by Sublessee or its agents, contractors, invitees or employees. For purposes of this Sublease, “hazardous materials” shall mean any material or substance that is now or hereafter prohibited or regulated by any statute, law, rule, regulation or ordinance or that is now or hereafter designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

B. Sublessee shall not do or permit anything to be done in or about the Subleased Premises which would (i) injure the Subleased Premises; or (ii) vibrate, shake, overload, or impair the efficient operation of the Subleased Premises or the sprinkler systems, heating, ventilating or air conditioning equipment, or utilities systems located therein. Sublessee shall not store any materials, supplies, finished or unfinished products or articles of any nature outside of the Subleased Premises. For purposes of this Sublease and the Master Lease, Sublessee shall comply with all reasonable rules and regulations promulgated from time to time by Sublessor (and provided to Sublessee in writing) and Master Lessor.

C. Sublessee shall have the right to use, during the entire Term of this Sublease, the security system installed by Sublessor at the Subleased Premises, including without limitation all access panels, cameras, and other hardware (including any software currently installed on such hardware). Sublessee shall be responsible for removing such security system from the Subleased Premises at its sole cost and expense upon the expiration or earlier termination of this Sublease, to the extent required by Master Lessor.

12. Effect of Conveyance: As used in this Sublease, the term “Sublessor” means the holder of the tenant’s interest under the Master Lease. In the event of any assignment, transfer or termination of the tenant’s interest under the Master Lease, which assignment, transfer or termination may occur at any time during the Term hereof in Sublessor’s sole discretion, Sublessor shall be and hereby is entirely relieved of all covenants and obligations of Sublessor hereunder, and it shall be deemed and construed, without further agreement between the parties, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublessor hereunder. Sublessor may transfer and deliver any security of Sublessee to the transferee of the tenant’s interest under the Master Lease, and thereupon Sublessor shall be discharged from any further liability with respect thereto.

13. Delivery and Acceptance: If Sublessor fails to deliver possession of the Subleased Premises to Sublessee on or before the date set forth in Paragraph 3.A hereof for any reason whatsoever, then this Sublease shall not be void or voidable, nor shall Sublessor be liable to Sublessee for any loss or damage; provided, however, that in such event, Rent shall abate until Sublessor delivers possession of the Subleased Premises to Sublessee. By taking possession of the Subleased Premises, Sublessee conclusively shall be deemed to have accepted the Subleased Premises in their as-is, then-existing condition, without any warranty whatsoever of Sublessor with respect thereto.

14. Improvements: No alteration or improvements shall be made to the Subleased Premises, except in accordance with the Master Lease, and with the prior written consent of both Master Lessor and Sublessor. Except in the event of a termination of this Sublease due to a Sublessee default, Sublessor shall not require the removal of any alterations or improvements made by Sublessee unless Master Lessor requires such removal, in which event Sublessor shall have the same rights to require removal as Master Lessor. Subject to the terms and conditions of this paragraph, Sublessor hereby approves in concept Sublessee’s proposed alterations to the extent described on Exhibit C attached hereto (“Sublessee’s Initial Alterations”); provided, that, (i) such approval is conditioned upon receipt of Master Lessor’s approval of Sublessee’s Initial Alterations, and, Master Lessor’s disapproval of all or any portion of Sublessee’s Initial Alterations shall be deemed to constitute Sublessor’s disapproval thereof, (ii) Sublessor’s approval shall not constitute its approval of elements of Sublessee’s Initial Alterations not described on Exhibit C attached hereto or approval of any further plans, specifications, drawings, permits, contractors, budgets or other matters related to Sublessee’s Initial Alterations that require approval of either Sublessee or Master Lessor under the Sublease or Master Lease, and, all such further consents and approvals shall continue to be required pursuant to the terms of the Master Lease and the Sublease, and (iii) Sublessor’s approval above shall be deemed subject to any terms and conditions of Master Lessor’s approval of Sublessee’s Initial Alterations as well as Sublessee’s compliance with all of the terms and conditions of the Sublease and the Master Lease related to Sublessee’s Initial Alterations.

15. Insurance and Release and Waiver of Subrogation: Sublessee shall obtain and keep in full force and effect, at Sublessee’s sole cost and expense, during the Term the insurance required under Section 8 of the Master Lease. Sublessee shall name Master Lessor and Sublessor as additional insureds under its liability insurance policy. The release and waiver of subrogation set forth in Section 8.6 of the Master Lease, as incorporated herein, shall be binding on the parties.

16. Default: Sublessee shall be in material default of its obligations under this Sublease upon the occurrence of any of the events set forth in Section 13.1 of the Master Lease, as incorporated herein, or otherwise if Sublessee commits any other act or omission which constitutes an event of default under the Master Lease, which has not been cured after delivery of written notice and passage of the applicable grace period provided in the Master Lease as modified, if at all, by the provisions of this Sublease.

17. Remedies: In the event of any default by Sublessee, Sublessor shall have all remedies provided pursuant to Section 13.2 of the Master Lease, as incorporated herein, and by applicable law, including damages that include the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the lessee proves could be reasonably avoided and the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations). Sublessor may resort to its remedies cumulatively or in the alternative.

18. Surrender: Prior to expiration of this Sublease, Sublessee shall remove all of its trade fixtures and shall surrender the Subleased Premises to Sublessor in the condition required under the Master Lease; provided, that, Sublessee shall not be required to remove any alterations that exist in the Subleased Premises as of the date of this Sublease (subject to Paragraph 11(C) above). If the Subleased Premises are not so surrendered, then Sublessee shall be liable to Sublessor for all costs incurred by Sublessor in returning the Subleased Premises to the required condition, plus interest thereon at the Interest Rate. Sublessor represents and warrants to Sublessee that Sublessor has not received from Master Lessor any written notice pursuant to Section 7.4(b) of the Master Lease requiring removal of any alterations installed by Sublessor in the Subleased Premises.

19. Broker: Sublessor and Sublessee each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen other than Savills Studley, representing Sublessor and Sublessee, in connection with this transaction. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees or other compensation made by any other agent, broker, salesman or finder as a consequence of such party’s actions or dealings with such agent, broker, salesman, or finder.

20. Notices: Unless at least five (5) days’ prior written notice is given in the manner set forth in this paragraph, the address of each party for all purposes connected with this Sublease shall be that address set forth below its signature at the end of this Sublease. All notices, demands or communications in connection with this Sublease shall be (a) personally delivered; or (b) properly addressed and (i) submitted to an overnight courier service, charges prepaid, or (ii) deposited in the mail (certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered upon receipt, if personally delivered, one (1) business day after being submitted to an overnight courier service and three (3) business days after mailing, if mailed as set forth above. All notices given to Master Lessor under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.

21. Miscellaneous: For purposes of Section 1938 of the California Civil Code, Sublessor hereby discloses to Sublessee, and Sublessee hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialists (CASp). As required by Section 1938(e) of the California Civil Code, Sublessee hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Sublessor and Sublessee hereby agree that Sublessee, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Subleased Premises to correct violations of construction-related accessibility standards that may be disclosed by any CASp inspection obtained by Sublessee. Capitalized terms used but not defined in this Sublease shall have the meanings ascribed to such terms in the Master Lease.

22. Other Sublease Terms:

A. Incorporation by Reference. Except as set forth below, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Sublease”; (ii) each reference to the “Premises” shall be deemed a reference to the “Subleased Premises”; (iii) each reference to “Lessor” and “Lessee” shall be deemed a reference to “Sublessor” and “Sublessee”, respectively, except as otherwise expressly set forth herein; (iv) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any other obligation of Master Lessor under the Master Lease, the sole obligation of Sublessor shall be to request the same in writing from Master Lessor as and when requested to do so by Sublessee, and to use Sublessor’s reasonable efforts (without requiring Sublessor to spend more than a nominal sum) to obtain Master Lessor’s performance; (v) with respect to any obligation of

Sublessee to be performed under this Sublease, wherever the Master Lease grants to Sublessor a specified number of days to perform its obligations under the Master Lease, except as otherwise provided herein, Sublessee shall have three (3) fewer days to perform the obligation, including, without limitation, curing any defaults; (vi) with respect to any approval required to be obtained from the “Lessor” under the Master Lease, such consent must be obtained from both Master Lessor and Sublessor, and the approval of Sublessor may be withheld if Master Lessor’s consent is not obtained; (vii) in any case where the “Lessor” reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of, enter or use the Premises or any areas beneath, above or adjacent thereto, perform any actions or cure any failures, such reservation or right shall be deemed to be for the benefit of both Master Lessor and Sublessor; (viii) in any case where “Lessee” is to indemnify, release or waive claims against “Lessor”, such indemnity, release or waiver shall be deemed to cover, and run from Sublessee to, both Master Lessor and Sublessor; (ix) in any case where “Lessee” is to execute and deliver certain documents or notices to “Lessor”, such obligation shall be deemed to run from Sublessee to both Master Lessor and Sublessor; (x) all payments shall be made to Sublessor; (xi) Sublessee shall pay all consent and review fees set forth in the Master Lease to each of Master Lessor and Sublessor (provided, however, that notwithstanding the foregoing, Sublessor shall be solely responsible for the payment of any transfer or review fee imposed by Master Lessor in connection with this Sublease); (xii) Sublessee shall not have the right to terminate this Sublease due to casualty or condemnation unless Sublessor has such right under the Master Lease (and Sublessee shall be entitled to exercise any right it may have, by virtue of incorporation of the provisions of the Master Lease into this Sublease, to terminate this Sublease in the event of a casualty or condemnation without first obtaining the consent or approval of Sublessor, but upon at least ten (10) days prior written notice to Sublessor); and (xiii) fifty percent (50%) of all “Profits” (as defined in Paragraph 63 of the Master Lease) under subleases and assignments shall be paid to Sublessor.

Notwithstanding the foregoing, the following provisions of the Master Lease shall not be incorporated herein: Sections 1.1, 1.3, 1.4, 1.5,1.6, 1.9, 2.2, 2.3 (first paragraph only), 3.1, 3.2, 3.3, 5, 6.2(e), 15, 20, 23, 49, 51, 53, 54 (the last two sentences only), 55, 56, 57 (except the last sentence thereof), 58(a) (third sentence only), 65 and Exhibit 57. In addition, notwithstanding subpart (iii) above, references in the following provisions to “Lessor” shall mean Master Lessor only: Sections 1.8, 2.3(b), 6.2(g), 7.1(d), 8.1 (the first sentence), 8.2(b), 9.2, 9.3, 9.5, 9.6(b), 10.1, 14 (last sentence only), 17, 30, 42, 64, 66.

B. Assumption of Obligations. This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Lessor thereunder. Sublessee hereby expressly assumes and agrees: (i) to comply with all provisions of the Master Lease which are incorporated hereunder; and (ii) to perform all the obligations on the part of the “Lessee” to be performed under the terms of the Master Lease during the Term of this Sublease which are incorporated hereunder; provided, however, that Sublessee shall not assume any obligation of Sublessor under the Master Lease arising prior to the Commencement Date of this Sublease. In the event the Master Lease is terminated for any reason whatsoever, this Sublease shall terminate simultaneously with such termination. In the event of a conflict between the provisions of this Sublease and the Master Lease, as between Sublessor and Sublessee, the provisions of this Sublease shall control. In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Lease, as incorporated herein, the express provisions of this Sublease shall prevail.

23. Condition Precedent: This Sublease and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon the written consent of Master Lessor. If Sublessor fails to obtain Master Lessor’s consent within thirty (30) days after execution of this Sublease by Sublessor, then Sublessor or Sublessee may terminate this Sublease by giving the other party written notice thereof prior to the date Sublessor delivers the Subleased Premises to Sublessee, and Sublessor shall return to Sublessee its payment of the first month’s Rent paid by Sublessee pursuant to Paragraph 4 hereof and the Security Deposit or Letter of Credit, as applicable.

24. Termination: Notwithstanding anything to the contrary herein, Sublessee acknowledges that, under the Master Lease, both Master Lessor and Sublessor have certain termination and recapture rights, including, without limitation, in Sections 6.2(g), 9, 13 and 14. Nothing herein shall prohibit Master Lessor or Sublessor from exercising any such rights and neither Master Lessor nor Sublessor shall have any liability to Sublessee as a result thereof. In the event Master Lessor or Sublessor exercise any such termination or recapture rights, this Sublease shall terminate without any liability to Master Lessor or Sublessor. Notwithstanding the foregoing, Sublessor agrees that, so long as Sublessee is not in default beyond applicable notice and cure periods, Sublessor shall not exercise its termination right under Section 51 of the Master Lease.

25. Inducement Recapture: Any agreement for free or abated rent or other charges, or for the giving or paying by Sublessor to or for Sublessee of any cash or other bonus, inducement or consideration for Sublessee’s entering into this Sublease, all of which concessions are hereinafter referred to as “Inducement Provisions”, shall be deemed conditioned upon Sublessee’s full and faithful performance of all of the terms, covenants and conditions of this Sublease. Upon a default by Sublessee beyond applicable notice and cure periods, any such Inducement Provision shall automatically be deemed deleted from this Sublease, and, if Sublessor terminates this Sublease as a consequence of such default, Sublessor may include in its claims for termination damages the unamortized portion of all Base Rent, payment of which has previously been waived under Paragraph 4.A.

26. Furniture, Fixtures and Equipment: Sublessee shall have the right to use during the Term the office furnishings within the Subleased Premises which are identified on Exhibit B attached hereto (the “Furniture”) at no additional cost to Sublessee. The Furniture is provided in its “AS IS, WHERE IS” condition, without representation or warranty whatsoever; except that Sublessor represents to Sublessee that Sublessor owns the Furniture free and clear of any third party claims or liens. Sublessee shall insure the Furniture under the property insurance policy required under the Master Lease, as incorporated herein, and pay all taxes with respect to the Furniture. Sublessee shall maintain the Furniture in good condition and repair, reasonable wear and tear excepted, and shall be responsible for any loss or damage to the same occurring during the Term. Sublessee shall surrender the Furniture to Sublessor upon the termination of this Sublease in the same condition as exists as of the Commencement Date, reasonable wear and tear excepted. Sublessee shall not remove any of the Furniture from the Subleased Premises. Notwithstanding the foregoing, provided (i) Sublessee has not defaulted under this Sublease beyond any applicable notice and cure periods and no event has occurred that with the passing of time or the giving of notice, would constitute a default by Sublessee under this Sublease and (ii) this Sublease has not terminated prior to the Expiration Date, which conditions may be waived by Sublessor in its sole discretion, then upon the termination of this Sublease, the Furniture shall become the property of Sublessee, and Sublessee shall accept the same in its “AS IS, WHERE IS” condition, without representation or warranty whatsoever, except as set forth above in this Paragraph 26.

27. Authorization to Direct Sublease Payments: Sublessee shall have the right to pay all rent and other sums owing by Sublessee to Sublessor hereunder for those items which also are owed by Sublessor to Master Lessor under the Master Lease directly to Master Lessor, provided Sublessee reasonably believes that Sublessor has failed to make any payment required to be made by Sublessor to Master Lessor under the Master Lease and Sublessor fails to provide adequate proof of payment within three (3) business days after Sublessee’s written demand requesting such proof. Sublessee shall provide to Sublessor concurrently with any payment to Master Lessor reasonable evidence of such payment. Any sums paid directly by Sublessee to Master Lessor in accordance with this paragraph shall be credited toward the amounts payable by Sublessee to Sublessor under this Sublease. In the event Sublessee tenders payment directly to Master Lessor in accordance with this paragraph and Master Lessor refuses to accept such payment, Sublessee shall have the right to deposit such funds in an account with a national bank for the benefit of Master Lessor and Sublessor, and the deposit of said funds in such account shall discharge Sublessee’s obligation under this Sublease to make the payment in question.

28. Sublessor Representations and Covenants. Sublessor represents, warrants and covenants as follows:

A. Sublessor is the holder of the entire interest of the “Lessee” under the Master Lease;

B. the copy of the Master Lease attached hereto as Exhibit A is true, accurate and complete, and has not been modified, amended or terminated and is in full force and effect;

C. To Sublessor’s current, actual knowledge, Sublessor is not in default under the Master Lease, nor has Sublessor done or failed to do anything which with notice, the passage of time or both could ripen into a default;

D. To Sublessor’s current, actual knowledge, Master Lessor is not in default under the Master Lease, nor has Master Lessor done or failed to do anything which with notice, the passage of time or both could ripen into a default under the Master Lease;

E. Provided that Sublessee is not in default of this Sublease beyond applicable notice and cure periods, Sublessor will not enter into any amendment or modification of the Master Lease which could adversely affect Sublessee’s rights under this Sublease or its use and occupancy of the Subleased Premises;

F. Provided that Sublessee is not in default of this Sublease beyond applicable notice and cure periods, Sublessor will not enter into any agreement terminating the Master Lease without Sublessee’s prior written consent; and

G. Sublessor agrees to promptly deliver to Sublessee a copy of any written notice of default under the Master Lease that Sublessor delivers to Master Lessor or receives from Master Lessor.

29. Limitation on Sublessor’s Liability. The obligations of Sublessor under this Sublease shall not constitute personal obligations of Sublessor or its partners, members, directors, officers or shareholders, and Sublessee and shall not seek recourse against Sublessor’s partners, members, directors, officers or shareholders, or any of their personal assets, for the satisfaction of any liability of Sublessor with respect to this Sublease.

30. Parking. Sublessee shall have the right to utilize all of the parking spaces available to Sublessor with respect to the Building pursuant to Section 54 of the Master Lease. In addition, Sublessee shall have the right to utilize the existing ChargePoint charging stations installed in the parking area serving the Building at Sublessee’s sole cost and expense; provided, that Sublessee shall repair and maintain such charging stations at its sole cost and expense and enter into a maintenance, service and subscription agreement with ChargePoint for the duration of the Sublease Term.

31. Signage. During the Sublease Term, Sublessee shall have all of the rights and obligations of Sublessor with respect to signage pursuant to Section 52 of the Master Lease, as incorporated herein.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:		SUBLESSEE:

GIGAMON INC., a Delaware corporation		COUCHBASES, INC., a Delaware corporation

By:	/s/Rick Jacquet	By:	/s/Greg Henry

Name:	Rick Jacquet	Name:	Greg Henry

Its:	CPO	Its:	CFO

Address:		Address:

3300 Olcott Street Santa Clara, CA 95054 Attn: General Counsel		Before November 1, 2018: 2440 W. El Camino Real Mountain View, CA 94040 Attn: General Counsel

From & after November 1, 2018: 3250 Olcott Street Santa Clara, CA 95054 Attn: General Counsel

EXHIBIT A

MASTER LEASE

[See attached]

EXHIBIT “57”

LESSOR’S WORK

[Follows this Cover Page]

[Exhibit “57” to Addendum to Lease with Gigamon, Inc.]

EXHIBIT C

DESCRIPTION OF SUBLESSEE’S INITIAL ALTERATIONS